Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Charlottesville, VA – August 4, 2015 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported second quarter 2015 net income of $767 thousand or $0.30 per diluted share.  This represents an 84.8% increase compared to net income of $415 thousand or $0.15 per diluted share recognized during the previous quarter. Net income for the six month period ended June 30, 2015 was $1.2 million and earnings per share was $0.45, compared to $951 thousand or $0.35 per share for the same six months in 2014.

“We experienced our third straight quarter of significant loan growth, resulting in further improvement of our earning asset mix.  We closed out the quarter with a strong loan pipeline and expect another quarter of significant loan growth during the third quarter of 2015,” said Glenn W. Rust, President and Chief Executive Officer.  “We continue to see the positive impact of our fee restructure initiatives and strategy of originating mortgage loans for sale in the secondary market, which were the primary drivers of the growth in noninterest income of almost 10% compared to the same two quarters of 2014.”

Second Quarter 2015 Highlights

●	Gross period end loans increased $26.5 million or 7.8% on a sequential basis. Compared to June 30, 2014, gross loans outstanding increased $74.8 million or 25.6%.

●	Period end assets decreased $13.5 million or 2.5% compared to balances at March 31, 2015.

●	Total deposits decreased $3.8 million or 0.8% during the second quarter of 2015.

●	Nonperforming asset levels declined $451 thousand from the previous quarter and totaled $937 thousand or 0.18% of total assets.

●	Net interest margin increased 18 basis points to 3.18% compared to the prior quarter.

●	Net interest income increased $203 thousand or 5.4% on a linked quarter basis.

●	No provision for loan losses was recognized in the second quarter, compared to $317 thousand in provision for the previous quarter.

Net Interest Income and Net Interest Margin Increases

The second quarter 2015 tax-equivalent net interest margin was 3.18%, up 18 basis points from 3.00% for the first quarter of 2015. The yield on earning assets for the quarter rose 18 basis points sequentially to 3.37%, resulting in the margin improvement. Although loan yields dropped by 5 basis points and investment yields fell by 6 basis points, the increase in average loans and the resultant shift in the earning asset mix contributed to the overall yield increase on earning assets. Loan yields contracted due to lower rates on new production in the protracted low interest rate environment combined with pay-offs of higher interest loans. The Company expects some downward pressure on yields to continue through the rest of 2015, as the rates on anticipated organic loan growth is expected to be lower than current levels.

Despite a decrease in average earning assets of $8.6 million for the second quarter of 2015, net interest income on a tax-equivalent basis was up $201 thousand to $4.0 million compared to $3.8 million in the linked quarter. The cost of funds remained fairly consistent and low compared to peers at 20 basis points.

Noninterest Income Increases

Noninterest income for the second quarter of 2015 was $1.3 million, up $71 thousand or 6.0% compared to the first quarter of 2015. On a year to date basis, noninterest income for 2015 was $2.4 million, up $212 thousand compared to $2.2 million through the first six months of 2014. This increase was driven primarily by the fees on mortgage sales from a new line of business commenced during the second quarter of 2014 and from revenue recognized from the fee restructure initiatives.

Noninterest Expense and Efficiency Ratio

Noninterest expense for the second quarter of 2015 was $4.2 million, up $57 thousand or 1.4% compared to the first quarter of 2015. In a year-over-year comparison, noninterest expense of $8.3 million reported for the first six months of 2015 was down $146 thousand or 1.7% from same period of 2014. Management continues to evaluate expense categories for potential reductions that would have a positive impact on net income on an ongoing basis.

The efficiency ratio improved to 75.5% for the second quarter of 2015 compared to 82.1% for the first quarter of 2015. The efficiency ratio of 80.5% for the first half of 2015 compared favorably to the 88.6% for the same period of 2014. Our loan growth and mortgage origination initiatives, together with fee increases, should add to the revenue stream. In concert, cost containment strategies should lower expenses and all should have the impact of improving efficiency over time.

Credit Quality Remains Strong

Nonperforming assets declined $451 thousand from the previous quarter and totaled $937 thousand or 0.18% of total assets. The level of nonperforming assets contracted $1.8 million or 65.8% compared to the balance at June 30, 2014, as improvement was noted in both nonaccrual loans and other real estate owned (OREO) balances. Nonaccrual loans remained low and totaled $205 thousand at June 30, 2015, fairly level with the $211 thousand at March 31, 2015 and down $290 thousand or 58.6% compared to $495 thousand at June 30, 2014. OREO currently consists of one property, a portion of which was sold during the second quarter of 2015, reducing the balance carried by approximately one third, to $732 thousand from the $1.2 million reported as of March 31, 2015.

Net loan recoveries for the second quarter of 2015 totaled $50 thousand, due to recoveries of $52 thousand against charge-offs of $2 thousand. During the first quarter of 2015, net charge-offs totaled $77 thousand. No provision for loan loss was recorded during the second quarter of 2015 compared to $317 thousand recorded during the first quarter of 2015. The net loan recoveries of $50 thousand combined with no provision expense for the quarter resulted in an allowance for loan losses at June 30, 2015 of $3.5 million, up slightly from March 31, 2015 by 1.5%.

The allowance for loan losses as a percentage of total loans decreased to 0.94% at June 30, 2015, compared to 1.00% at March 31, 2015 and 1.08% at June 30, 2014. On June 30, 2015, a package of student loans totaling $10.8 million was purchased. Along with the purchase of these loans, the Company purchased a surety bond that fully guarantees this portfolio; therefore, no allowance was reserved for this portion of total loans. Additionally, the decreased balance in the allowance relative to total loans compared to the prior periods is reflective of the continued improvement in the underlying credit quality factors used in measuring inherent risk within the loan portfolio.

Balance Sheet Trends

Gross loans outstanding at June 30, 2015 totaled $367.1 million, up $26.5 million or 7.8% compared to $340.6 million at March 31, 2015, and up $74.8 million or 25.6% compared to $292.3 million at June 30, 2014. The Company experienced three sequential quarters of significant expansion in total loans due to purchases of $27.0 million in syndicated loans and $10.8 million in student loans, along with approximately $40.2 million in net organic loan growth. Average gross loans for the second quarter of 2015 totaled $349.6 million, up $26.5 million or 8.2% compared to $323.1 million during the first quarter of 2015. Management has focused on maximizing the earning capacity of the Company’s excess liquidity by deploying funds from lower earning overnight federal funds and investment securities into loans. We will continue to evaluate loan purchase transactions to supplement organic loan growth, which should help to strengthen earnings and normalize our loan-to-deposit ratio over time. The loan-to-deposit ratio at June 30, 2015 stood at 80.2%, a 19% improvement over the 67.2% recorded at June 30, 2014.

Total assets at June 30, 2015 were $530.4 million, down $13.5 million or 2.5% from the $543.9 million at March 31, 2015 and up $23.5 million or 4.6% from the $506.9 million reported at June 30, 2014. The year-over-year net growth in assets was funded by expansion within the core deposit categories, while time deposits contracted over that period. Deposits and repurchase agreement sweep balances totaled $473.9 million at June 30, 2015, down $7.3 million or 1.5% from the $481.2 million at March 31, 2015, and up $28.0 million or 6.3% from the $445.9 million at June 30, 2014.

Capital Ratios Support Long-Term Growth

Total shareholders’ equity was $55.2 million at June 30, 2015, a decrease of $6.4 million or 10.4% compared to $61.6 million at March 31, 2015 and $4.6 million or 7.7% compared to $59.8 million at June 30, 2014.

The sequential quarter decline was mainly attributable to the Company’s success with its stock repurchase program approved during the third quarter of 2014, which authorized the purchase of up to 400,000 shares of the Company’s common stock. During the second quarter of 2015, shares totaling 252,907 were repurchased for approximately $5.8 million. A total of 265,212 shares have been purchased since the beginning of this program. Future purchases may be made as part of an overall capital strategy when they are deemed advantageous compared to other available alternatives.

Dividends of $244 thousand were paid and net income of $523 thousand or 68.2% was retained. Accumulated other comprehensive income decreased $1.1 million during the second quarter. Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 10.24% at June 30, 2015, compared to 11.00% at March 31, 2015 and 11.81% at June 30, 2014. Total Risk-based Capital Ratio was 14.71% at June 30, 2015, compared to 16.49% at March 31, 2015 and 18.76% at June 30, 2014. The book value per share at June 30, 2015 was $22.66.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank also has a loan production office in Warrenton, Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management, wealth advisory and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2014 with the Securities and Exchange Commission on March 30, 2015. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	June 30, 2015	December 31, 2014
ASSETS	(UNAUDITED)
Cash and due from banks	$12,228	$12,834
Federal funds sold	4,301	41,273
Securities:
Available for sale, at fair value	120,158	141,816
Restricted securities, at cost	1,586	1,565
Total securities	121,744	143,381
Total loans	367,085	313,254
Allowance for loan losses	(3,454)	(3,164)
Total loans, net	363,631	310,090
Premises and equipment, net	9,138	9,465
Other real estate owned, net of valuation allowance	732	1,177
Bank owned life insurance	13,251	13,034
Accrued interest receivable and other assets	5,407	5,799
Total assets	$530,432	$537,053
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$160,577	$152,107
Interest-bearing	81,004	93,208
Money market deposit accounts	97,404	94,310
Certificates of deposit and other time deposits	118,812	117,094
Total deposits	457,797	456,719
Securities sold under agreements to repurchase	16,108	17,995
Accrued interest payable and other liabilities	1,337	1,707
Total liabilities	475,242	476,421
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,435,874 and 2,688,336
issued and outstanding at June 30, 2015 and
December 31, 2014, respectively	6,090	6,721
Capital surplus	22,750	27,889
Retained earnings	26,716	25,978
Accumulated other comprehensive income (loss)	(366)	44
Total shareholders' equity	55,190	60,632
Total liabilities and shareholders' equity	$530,432	$537,053

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(UNAUDITED)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest and dividend income:
Loans, including fees	$3,529	$3,107	$6,791	$6,296
Federal funds sold	6	22	29	41
Investment securities:
Taxable	550	526	1,132	1,050
Tax exempt	109	121	225	240
Dividends	20	21	41	42
Other	6	3	13	6
Total interest and dividend income	4,220	3,800	8,231	7,675

Demand and savings deposits	58	49	115	99
Certificates and other time deposits	171	171	338	338
Federal funds purchased and securities sold
under agreements to repurchase	13	9	25	18
Total interest expense	242	229	478	455
Net interest income	3,978	3,571	7,753	7,220
Provision for (recovery of) loan losses	-	(118)	317	(118)
Net interest income after provision for
(recovery of) loan losses	3,978	3,689	7,436	7,338

Noninterest income:
Trust income	445	468	894	960
Customer service fees	233	224	467	439
Debit/credit card and ATM fees	219	184	399	357
Earnings/increase in value of bank owned
life insurance	110	109	218	216
Gains on sales of securities	24	3	46	16
Royalty income	36	38	81	38
Fees on mortgage sales	57	9	94	9
Other	131	115	240	192
Total noninterest income	1,255	1,150	2,439	2,227

Noninterest expense:
Salaries and employee benefits	2,215	2,356	4,531	4,592
Net occupancy	483	491	979	983
Equipment	136	121	266	267
Other	1,341	1,306	2,517	2,597
Total noninterest expense	4,175	4,274	8,293	8,439

Income before income taxes	1,058	565	1,582	1,126
Provision for income taxes	291	120	400	175
Net income	$767	$445	$1,182	$951
Earnings per share, basic	$0.30	$0.16	$0.45	$0.35
Earnings per share, diluted	$0.30	$0.16	$0.45	$0.35
Weighted average shares outstanding, basic	2,577,424	2,695,386	2,632,605	2,692,867
Weighted average shares outstanding, diluted	2,586,781	2,706,354	2,642,115	2,701,704

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except share data)
(UNAUDITED)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Per Share Data:
Earnings per weighted
average share, basic	$0.30	$0.15	$0.21	$0.14	$0.16
Weighted average shares
outstanding, basic	2,577,424	2,688,400	2,698,211	2,697,674	2,695,386
Actual shares outstanding	2,435,874	2,688,781	2,688,336	2,699,836	2,695,386
Book value per share
at period end	$22.66	$22.90	$22.55	$22.28	$22.19
Performance Ratios:
Return on average assets	0.57%	0.30%	0.42%	0.30%	0.35%
Return on average equity	5.18%	2.74%	3.68%	2.57%	3.03%
Net interest margin (FTE)[1]	3.18%	3.00%	2.97%	3.02%	3.08%
Efficiency ratio[2]	78.92%	82.05%	79.15%	89.15%	89.75%
Capital Ratios:
Tier 1 leverage ratio	10.24%	11.00%	11.38%	11.77%	11.81%
Total risk-based capital ratio	14.71%	16.49%	17.87%	18.72%	18.76%
Asset Quality:

Allowance for loan losses:
Beginning of period	$3,404	$3,164	$3,094	$3,157	$3,373
Provision for (recovery of) loan losses	-	317	424	-	(118)
Charge-offs	2	86	365	76	108
Recoveries	(52)	(9)	(11)	(13)	(10)
Net charge-offs (recoveries)	(50)	77	354	63	98
End of period	3,454	3,404	3,164	3,094	3,157
Nonaccrual loans	205	211	218	369	495
OREO	732	1,177	1,177	1,507	2,248
Total nonperforming assets	937	1,388	1,395	1,876	2,743
Nonperforming assets as a % of total assets	0.18%	0.26%	0.26%	0.37%	0.54%
Nonperforming assets as a % of total loans
plus other real estate owned	0.25%	0.41%	0.44%	0.64%	0.93%
Allowance for loan losses
to total loans	0.94%	1.00%	1.01%	1.07%	1.08%
Non-accruing loans to
total loans	0.06%	0.06%	0.07%	0.13%	0.17%
Annualized net charge-offs (recoveries)
to average loans	-0.06%	0.10%	0.47%	0.09%	0.13%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).
2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649